Exhibit 4.19

(Translation)

August 29, 2003

To: Mitsubishi Trust and Banking Corporation

Debtor:	(IIJ)

Letter of Undertaking

Pursuant to the request of your company, the Debtor shall cooperate in the following procedures for providing securities to the banks with which the Debtor has dealings (i.e., Mizuho Corporate Bank, Ltd., UFJ Bank Limited, Sumitomo Mitsui Banking Corporation, your company, The Bank of Tokyo-Mitsubishi, Ltd.).

1.	Establishment of a pledge of the 2nd rank of priority on the security deposit of 1,705,036,213 yen deposited under the Lease Agreement executed between the Debtor and Mitsui Fudosan Co., Ltd. as of March 14, 2003.

2.	Execution of an agreement regarding security interest on receivables in order to provide, as security, the account receivable of 3,794 million yen held by the Debtor as of July 31, 2003.

(Translation)

August 29, 2003

To: The Bank of Tokyo-Mitsubishi, Ltd.

Debtor:	(IIJ)

Letter of Undertaking

Pursuant to the request of your company, the Debtor shall cooperate in the following procedures for providing securities to the banks with which the Debtor has dealings (i.e., Mizuho Corporate Bank, Ltd., UFJ Bank Limited, Sumitomo Mitsui Banking Corporation, your company, Mitsubishi Trust and Banking Corporation).

1.	Establishment of a pledge of the 2nd rank of priority on the security deposit of 1,705,036,213 yen deposited under the Lease Agreement executed between the Debtor and Mitsui Fudosan Co., Ltd. as of March 14, 2003.

2.	Execution of an agreement regarding security interest on receivables in order to provide, as security, the account receivable of 3,794 million yen held by the Debtor as of July 31, 2003.